Exhibit 99.1
Customers Bancorp, Inc. (NYSE:CUBI)
701 Reading Avenue
West Reading, PA 19611

Contacts:
Laura Vele, Chief Marketing Officer 646-315-2017
Customers Bancorp Reports Results for Third Quarter 2026
Third Quarter 2026 Highlights
•Q3 2026 net income available to common shareholders was $78.4 million, or $2.25 per diluted share; ROAA was 1.16% and ROCE was 14.0%.
•Total deposits increased $831 million, or 3.8% in Q3 2026 from Q2 2026, and $2.2 billion, or 10.6% from Q3 2025 to a period end record level of $22.6 billion.
•Total loans increased $496 million, or 2.8% in Q3 2026 from Q2 2026, and $2.2 billion, or 13.5% from Q3 2025 to a period end record level of $18.5 billion.
•Non-interest bearing deposits increased $295 million in Q3 2026 compared to Q2 2026 to a period end record level of $7.2 billion, or 31.9% of total deposits.
•Net interest income increased $15 million, or 7.6% in Q3 2026 compared to Q2 2026 to $208 million.
•Q3 2026 efficiency ratio was 47.2% compared to Q2 2026 efficiency ratio of 50.6%, a decline of approximately 340 basis points.

CEO Commentary
West Reading, Pa, October 22, 2026 - “I am pleased to share our third quarter 2026 results that show the company’s continued execution of its strategic priorities and underscore our success in growing franchise value.” said Customers Bancorp CEO Sam Sidhu.
“Artificial intelligence (“AI”) and automation continued to drive measurable transformative progress across the organization in the third quarter. On our company-wide priorities, we continued to scale our AI-powered loan process, adding additional functionality and increasing utilization. We also successfully completed a pilot of our new deposit onboarding process, opening commercial deposit accounts in minutes rather than days. The recently announced partnership with Palantir is expected to help drive this initiative toward a goal of a best-in-class customer experience and the ability to onboard new customers at scale without losing personal touch. From a team member led perspective, we’re seeing incredible engagement from across the company. Our team doubled the number of agents1 deployed in the quarter and cumulative estimated hours saved reached 76,0002, a nearly 65% increase. Through our efforts, we estimate we have unlocked over $15 million of annualized capacity3. Our goal of decoupling revenue growth from expense growth is well underway as our revenue per employee and pre-tax profit per employee are up 13% and 34%, respectively, annualized as of September 30, 2026.
Our cubiX payments platform also continued to scale, with cumulative network transaction volume surpassing $5.6 trillion inception to date. We saw continued diversification with mortgage finance and real estate verticals now representing more than 30% of our cubiX balances at September 30, 2026.
We continued to strategically and organically grow our loan and deposit portfolios with momentum throughout the organization. We hired 50 revenue producers year-to-date while our total headcount trended lower. Total loans and leases grew by 2.8% in Q3 2026 compared to Q2 2026, with contributions from multiple verticals allowing us to deliver above industry average growth rates without sacrificing on structure or credit quality.
Total deposits increased by 3.8% in Q3 2026 compared to Q2 2026, and we delivered about $295 million of non-interest bearing deposit growth in Q3 2026. Our new commercial banking teams hired since Q2 2023 added approximately $415 million in deposits with 28% of the growth from non-interest bearing deposits in the third quarter. The growth continued to be granular as we had an increase of approximately 618 commercial accounts on a net basis, or a 2% increase in a single quarter, and the 2025 teams alone added 317 accounts on a net basis in the quarter.
Asset quality remains strong with our NPA ratio at just 0.29% of total assets and reserve levels are robust at 322% of total non-performing loans at the end of Q3 2026. Our capital levels remained strong with a TCE / TA ratio* of 8.0% and Common Equity Tier 1 Ratio4 of 12.6% at September 30, 2026, while our balance sheet grew by 3.4% and we repurchased 492,178 shares of common stock in the quarter.
In the nine months ended September 30, 2026, we once again delivered exceptionally strong growth across key metrics of revenue, core earnings*, and book value per share of 19%, 21%*, and 10%, respectively, when compared to the same period in 2025” Sam Sidhu concluded.

*Non-GAAP measure. Customers’ reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

[1] Includes custom GPTs and other similar AI agent products across major platforms used in the last 6 months.
[2] Hours saved reflect self-reported estimates from survey of employees using AI tools. Survey data as of September 17, 2026. Self-reported estimates from periodic surveys of employees using AI tools, captured at time of submission and not subsequently re-measured or validated. Cumulative totals may include savings that have since changed.

[3] Represents salary and benefits savings from positions not backfilled and open positions reduced YTD.
[4] Regulatory capital ratios as of September 30, 2026 are estimates

Key Balance Sheet Trends
Loans and Leases Held for Investment
Loans and leases held for investment were a period end record $18.4 billion at September 30, 2026, up $445 million, or 2.5%, from June 30, 2026. C&I loans and leases increased by $592 million, or 6.8% quarter-over-quarter to $9.3 billion. Non-owner occupied commercial real estate loans increased by $179 million, or 9.5%, to $2.1 billion. Multifamily loans increased by $44 million, or 1.7%, to $2.7 billion. These increases were partially offset by decreases in mortgage finance loans of $259 million, or 15.0% to $1.5 billion, construction loans of $58 million, or 26.7% to $159 million and owner-occupied commercial real estate loans of $49 million, or 3.9% to $1.2 billion.
Within C&I, corporate banking loans and leases increased by $690 million, or 9.7% quarter-over-quarter to $7.8 billion. Geographic and other C&I loans decreased by $98 million, or 5.9% quarter-over-quarter to $1.6 billion.
Loans and leases held for investment of $18.4 billion at September 30, 2026 were up $2.1 billion, or 13.1%, year-over-year. C&I loans and leases increased by $1.2 billion, or 14.8%, year-over-year. Non-owner occupied commercial real estate loans increased by $484 million, or 30.6%. Multifamily loans increased by $312 million, or 13.2%. Owner-occupied commercial real estate loans increased by $162 million, or 15.3%. Consumer installment loans increased by $43 million, or 4.8%. Construction loans increased by $36 million, or 28.9%. Mortgage finance loans decreased by $106 million, or 6.7%.
Within C&I, corporate banking loans and leases increased by $1.2 billion, or 18.4% year-over-year. Geographic and other C&I loans decreased by $4 million, or 0.2%.
Investment Securities
At September 30, 2026, total investment securities were $4.2 billion, an increase of $915 million compared to June 30, 2026 and an increase of $1.4 billion compared to a year ago, driven primarily from purchases of agency MBS and CMO.

At September 30, 2026, the Available-For-Sale (“AFS”) debt securities portfolio had a spot yield of 5.08%, an effective duration of approximately 2.8 years, and approximately 42% are variable rate. Additionally, approximately 84% of the AFS securities portfolio was AAA rated at September 30, 2026.
At September 30, 2026, the Held-To-Maturity (“HTM”) debt securities portfolio represented only 2.2% of total assets, had a spot yield of 3.17% and an effective duration of approximately 4.5 years. Additionally, at September 30, 2026, approximately 75% of the HTM securities were AAA rated and $0.2 billion were credit enhanced asset backed securities with no current expectation of credit losses.
Deposits
Total deposits increased $831 million, or 3.8% to a period end record $22.6 billion at September 30, 2026 as compared to the prior quarter. The total average cost of deposits remained constant at 2.50% in Q3 2026 and Q2 2026. Total estimated uninsured deposits were $7.6 billion1, or 34% of total deposits at September 30, 2026 with immediately available liquidity covering approximately 151% of these deposits.
Total deposits increased $2.2 billion, or 10.6% to $22.6 billion at September 30, 2026 as compared to a year ago. The total average cost of deposits decreased by 27 basis points to 2.50% in Q3 2026 from 2.77% in Q3 2025.
1 Uninsured deposits (estimate) of $9.8 billion to be reported on the Bank’s call report, less deposits of $1.9 billion collateralized by standby letters of credit from the FHLB and from our affiliates of $293 million.

Borrowings
Total borrowings increased $78 million, or 3.4% to $2.4 billion at September 30, 2026 as compared to the prior quarter. This increase primarily resulted from net draws of $80 million in FHLB advances. Total borrowings increased $931 million, or 63.0%, to $2.4 billion at September 30, 2026 as compared to a year ago primarily due to net draws of $950 million in FHLB advances.
Capital
Customers Bancorp’s common equity decreased $13 million to $2.2 billion, and tangible common equity* decreased $13 million to $2.2 billion, at September 30, 2026 compared to the prior quarter, respectively, primarily from an increase in AOCI of $60 million (net of taxes), mostly from increased unrealized losses on AFS debt securities and $38 million of common share repurchases, offset in part by earnings of $78 million. Customers Bancorp’s common equity increased $149 million to $2.2 billion, and tangible common equity* increased $149 million to $2.2 billion, at September 30, 2026 compared to a year ago, respectively, primarily from earnings of $294 million, offset in part by $88 million of common share repurchases and an increase in AOCI of $67 million (net of taxes), mostly from increased unrealized losses on AFS debt securities. Book value per common share increased to $65.77 from $65.31 and $59.83, and tangible book value per common share* increased to $65.66 from $65.20 and $59.72, at September 30, 2026 from June 30, 2026 and September 30, 2025, respectively.
Credit Quality
The provision for credit losses in Q3 2026 was $25 million, compared to $23 million in Q2 2026 and $27 million in Q3 2025.
Net charge-offs were $13 million in Q3 2026, compared to $15 million in Q2 2026 and Q3 2025.
The allowance for credit losses on loans and leases was $172 million at September 30, 2026, compared to $164 million at June 30, 2026 and $152 million at September 30, 2025.
Non-performing loans at September 30, 2026 decreased to 0.29% of total loans and leases, compared to 0.31% at June 30, 2026 and increased, compared to 0.17% at September 30, 2025. Nonperforming loans include the guaranteed portion of SBA loans. As of September 30, 2026, nonperforming loans totaled $53 million, of which approximately $12 million represents the government-guaranteed portion. Excluding the government-guaranteed portion, nonperforming loans totaled approximately $42 million, representing 0.23% of total loans and leases.
Key Profitability Trends
Net Interest Income
Net interest income totaled $208 million in Q3 2026, an increase of $15 million from Q2 2026. This increase was driven by an increase in interest income mainly from investment securities and corporate banking loans and leases.
“Net interest income increased $15 million quarter-over-quarter in the third quarter of 2026. Net interest margin expanded to 3.19% and was impacted by a higher level of cash balances resulting from a timing difference between when we brought in deposits and when we funded loan growth. Our estimated run rate for net interest margin in September was approximately 3.25% which gives us confidence for additional expansion in Q4 2026. This trajectory is driven by expected continued low-cost deposit gathering and margin accretive loan growth,” stated Customers Bancorp CFO Mark McCollom.
Net interest income totaled $208 million in Q3 2026, an increase of $6 million from Q3 2025. This increase was primarily due to higher interest income mainly from corporate banking loans and leases, multifamily loans, non-owner occupied commercial real estate loans and investment securities, partially offset by a decrease in interest earning deposits and lower discount accretion within geographic and other C&I loans.

Non-Interest Income
Reported non-interest income totaled $31 million for Q3 2026, a decrease of $3 million compared to $34 million for Q2 2026. The decrease was primarily due to a decrease of $2 million in loan fees mainly from lower gains on stock warrants.
Non-interest income totaled $31 million for Q3 2026, an increase of $1 million compared to Q3 2025. The increase was primarily due to increases in commercial lease income of $4 million, $1 million in other non-interest income primarily from higher income from derivatives and gain on sale of loans and leases, mostly SBA loans in Q3 2026, partially offset by a decrease of $5 million in loan fees primarily due to lower gains on stock warrants.
Non-Interest Expense
Non-interest expenses totaled $113 million in Q3 2026, a decrease of $1 million compared to Q2 2026. The decrease was primarily attributable to decreases of $2 million in professional fees and $3 million in other non-interest expenses mainly due to a benefit to provision for credit losses on unfunded lending commitments and decreases in non-capitalizable loan origination expenses and provision for operating losses partially offset by higher deposit costs. These decreases were partially offset by an increase of $2 million in technology, communication and bank operations mainly for software.
Non-interest expenses totaled $113 million in Q3 2026, an increase of $8 million compared to Q3 2025. The increase was primarily attributable to increases of $8 million in salaries and employee benefits and $4 million in commercial lease depreciation associated with the Bank’s continued growth, $5 million in technology, communication and bank operations mainly for software and processing fees, and $2 million in other non-interest expenses mainly due to higher deposit costs and business development expenses, partially offset by a benefit to provision for credit losses on unfunded lending commitments. These increases were partially offset by decreases of $5 million in professional fees and $4 million in FDIC assessments, non-income taxes and regulatory fees.
Taxes
Income tax expense was $22 million for Q3 2026, compared with $18 million in Q2 2026 and $25 million in Q3 2025. The increase from Q2 2026 reflects higher pretax income and smaller benefit from discrete items. The decrease from Q3 2025 is driven by favorable discrete items, primarily from excess tax benefits on vested stock awards, and the net discount realized on the purchase of energy tax credits. The effective tax rate was 22.1% for Q3 2026, compared with 20.0% for Q2 2026 and 24.5% for Q3 2025.

Outlook
“We continued to perform well in the third quarter of 2026 and remain focused on executing in those areas which differentiate us from our peers. We believe that truly exceptional service, sophisticated product offerings, recruitment of top talent, exceptional payment capabilities, and a single point of contact service model will deliver sustainable long-term growth.
Given our strong performance year-to-date, we are updating our full-year 2026 guidance across the following metrics:
•Loans: 12%+
•Deposits: 9%+
•Net Interest Income: $805 million - $810 million
•Non-interest Expense: $460 million - $465 million
•Tax Rate: 22% to 23%
We expect to continue to execute across the company’s four top priorities for 2026. First, on AI and automation, we expect to see meaningful progress on our “top down” priorities and further benefits from “bottoms up” use cases as they drive increased revenue and improved productivity. We expect this to show up in our financial results through continued increases in our revenue, assets, and pre-tax profit per employee. Second, we expect our payments capabilities to continue to expand, driven by the new industries and use cases we are serving and by strengthening relationships with existing clients through expanded product offerings. Third, we are confident in our ability to continue to deliver above industry average loan and deposit portfolio growth and build upon our successful team recruitment strategy. And fourth, we will seek to accomplish these initiatives while operating with a high standard of regulatory and risk management excellence and maintaining a strong capital base, liquidity, and credit quality.
We believe we are incredibly well positioned to continue to achieve these goals and deliver excellent client service and strong financial performance to close out 2026 and beyond,” concluded Sam Sidhu.

Webcast
Date:            Friday, October 23, 2026
Time:            9:00 AM EDT
The live audio webcast, presentation slides, and earnings press release will be made available at https://www.customersbank.com and at the Customers Bancorp 3rd Quarter Earnings Webcast.
You may submit questions in advance of the live webcast by emailing our Chief Marketing Officer, Laura Vele at lvele@customersbank.com.
The webcast will be archived for viewing on the Customers Bank Investor Relations page and available beginning approximately two hours after the conclusion of the live event.
Institutional Background
Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $27 billion in assets making it one of the 80 largest bank holding companies in the U.S. Customers Bank’s commercial and consumer clients benefit from a full suite of technology-enabled tailored product experiences delivered by best-in-class customer service distinguished by a Single Point of Contact approach. In addition to traditional lines such as C&I, commercial real estate, and residential and personal lending, Customers Bank also provides a number of national corporate banking services to clients in businesses including: fund finance, venture banking, healthcare, mortgage finance, and equipment finance. Major accolades include:
•Named a Top 10 Performing Bank by American Banker for five consecutive years (2021-2025), including the #1 spot in 2024 among midsize banks ($10B to $50B in assets)
•No. 45 out of the 100 largest publicly traded banks in 2026 Forbes Best Banks list
•Net Promoter Score of 81 compared to industry average of 41
A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: www.customersbank.com.
“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “confident,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: a continuation of the recent turmoil in the banking industry, responsive measures taken by us and regulatory authorities to mitigate and manage related risks, regulatory actions taken that address related issues and the costs and obligations associated therewith, such as the FDIC special assessments; the potential for negative consequences resulting from regulatory violations, investigations and examinations, including potential supervisory actions, the assessment of fines and penalties, the imposition of sanctions, the need to undertake remedial actions and possible damage to our reputation; technological changes, including acceptance and success of our proprietary B2B instant payments platform, cubiX, which is subject to variety of factors that are difficult to evaluate; effects of competition on deposit rates and growth, loan rates and growth and net interest margin; failure to identify and adequately and promptly address cybersecurity risks, including data breaches and cyberattacks, which may be exacerbated by our continued development and implementation of generative artificial intelligence, including risks arising from reliance on third-party AI tools, model limitations, data integrity issues or regulatory uncertainty, and the cost of defending against them and any reputational or other financial risks following such a cybersecurity incident; public health crises and pandemics and their effects on the economic and business environments in which we operate; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and military conflicts, including the war between Russia and Ukraine and ongoing conflict in the Middle East, which could impact economic conditions in the United States; the impact that changes in the economy have on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that affect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; higher inflation and its impacts; the effects of changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs on its trading partners; and the effects of any changes in accounting standards or policies. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2025, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS - UNAUDITED

(Dollars in thousands, except per share data)	Q3	Q2	Q1	Q4	Q3	Nine Months Ended September 30,
	2026	2026	2026	2025	2025	2026	2025

GAAP Profitability Metrics:
Net income available to common shareholders	$78,383	$71,560	$69,653	$70,088	$73,726	$219,596	$139,095
Per share amounts:
Earnings per share - diluted	$2.25	$2.05	$1.97	$1.98	$2.20	$6.28	$4.24
Book value per common share	$65.77	$65.31	$63.64	$61.87	$59.83	$65.77	$59.83
Return on average assets (“ROAA”)	1.16%	1.13%	1.13%	1.20%	1.26%	1.14%	0.87%
Return on average common equity (“ROCE”)	14.0%	13.2%	13.2%	13.3%	15.6%	13.5%	10.4%
Net interest margin, tax equivalent	3.19%	3.17%	3.22%	3.40%	3.46%	3.19%	3.30%
Efficiency ratio	47.2%	50.6%	49.7%	49.5%	45.4%	49.1%	49.6%
Non-GAAP Profitability Metrics (1):
Core earnings	$79,003	$71,457	$69,445	$72,851	$73,473	$219,905	$181,622
Per share amounts:
Core earnings per share - diluted	$2.27	$2.05	$1.97	$2.06	$2.20	$6.28	$5.54
Tangible book value per common share	$65.66	$65.20	$63.54	$61.77	$59.72	$65.66	$59.72
Core ROAA	1.17%	1.13%	1.13%	1.19%	1.25%	1.14%	1.11%
Core ROCE	14.1%	13.2%	13.1%	13.8%	15.5%	13.5%	13.6%
Core efficiency ratio	47.2%	50.6%	49.7%	49.5%	45.4%	49.1%	49.7%
Balance Sheet Trends:
Total assets	$27,411,648	$26,520,789	$25,880,767	$24,895,868	$24,260,163	$27,411,648	$24,260,163
Total cash and investment securities	$7,798,061	$7,437,163	$7,454,901	$7,078,243	$6,997,783	$7,798,061	$6,997,783
Total loans and leases	$18,511,337	$18,015,300	$17,391,546	$16,782,516	$16,303,147	$18,511,337	$16,303,147
Non-interest bearing demand deposits	$7,209,138	$6,913,804	$6,739,713	$6,303,748	$6,380,879	$7,209,138	$6,380,879
Total deposits	$22,563,833	$21,732,897	$21,592,645	$20,778,704	$20,405,023	$22,563,833	$20,405,023
Asset Quality:
Net charge-offs	$12,666	$14,579	$13,255	$13,749	$15,371	$40,500	$45,630
Annualized net charge-offs to average total loans and leases	0.28%	0.34%	0.32%	0.33%	0.39%	0.31%	0.40%
Nonaccrual / non-performing loans (“NPLs”)	$53,439	$56,022	$47,818	$43,688	$28,421	$53,439	$28,421
NPLs to total loans and leases	0.29%	0.31%	0.27%	0.26%	0.17%	0.29%	0.17%
Reserves to NPLs	322.10%	292.93%	336.61%	356.29%	534.14%	322.10%	534.14%
Non-performing assets (“NPAs”)	$79,033	$85,661	$74,737	$72,344	$61,057	$79,033	$61,057
NPAs to total assets	0.29%	0.32%	0.29%	0.29%	0.25%	0.29%	0.25%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)	Q3	Q2	Q1	Q4	Q3	Nine Months Ended September 30,
	2026	2026	2026	2025	2025	2026	2025

Capital Metrics:
Common equity to total assets	8.0%	8.3%	8.3%	8.5%	8.4%	8.0%	8.4%
Tangible common equity to tangible assets (1)	8.0%	8.3%	8.3%	8.5%	8.4%	8.0%	8.4%
Common equity Tier 1 capital ratio (2)	12.6%	12.9%	12.9%	13.0%	13.0%	12.6%	13.0%
Total risk based capital ratio (2)	14.5%	14.8%	14.9%	15.4%	15.3%	14.5%	15.3%
Customers Bank Capital Ratios (2):
Common equity Tier 1 capital to risk-weighted assets	13.4%	13.6%	13.8%	13.3%	13.2%	13.4%	13.2%
Total capital to risk-weighted assets	14.4%	14.5%	14.8%	14.6%	14.6%	14.4%	14.6%
Tier 1 capital to average assets (leverage ratio)	9.1%	9.3%	9.4%	8.9%	8.8%	9.5%	8.8%
Share amounts:
Average shares outstanding - basic	33,708,023	33,796,369	34,080,834	34,170,777	32,340,813	33,860,376	31,794,547
Average shares outstanding - diluted	34,793,166	34,905,731	35,313,835	35,396,324	33,460,055	34,990,096	32,778,447
Shares outstanding	33,340,010	33,772,598	33,692,632	34,191,223	34,163,506	33,340,010	34,163,506

(1) Customers’ reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(2) Regulatory capital ratios are estimated for Q3 2026 and actual for the remaining periods.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Nine Months Ended
	Q3	Q2	Q1	Q4	Q3	September 30,
	2026	2026	2026	2025	2025	2026	2025
Interest income:
Loans and leases	$282,865	$268,628	$258,734	$274,752	$272,131	$810,227	$750,008
Investment securities	45,663	34,727	32,141	31,979	36,091	112,531	107,811
Interest earning deposits	36,548	37,628	41,830	44,862	49,639	116,006	132,525
Loans held for sale	2,896	1,280	1,235	1,432	1,589	5,411	8,156
Other	2,785	2,394	2,372	2,173	2,029	7,551	5,889
Total interest income	370,757	344,657	336,312	355,198	361,479	1,051,726	1,004,389

Interest expense:
Deposits	139,439	130,296	126,126	131,797	141,983	395,861	407,336
FHLB advances	19,216	17,109	12,935	14,490	12,945	49,260	37,463
Subordinated debt	2,723	2,723	4,621	3,355	3,251	10,067	9,692
Federal funds purchased	16	99	13	—	—	128	—
Other borrowings	1,285	1,064	1,266	1,128	1,388	3,615	3,837
Total interest expense	162,679	151,291	144,961	150,770	159,567	458,931	458,328
Net interest income	208,078	193,366	191,351	204,428	201,912	592,795	546,061
Provision for credit losses	25,434	23,067	23,372	22,337	26,543	71,873	75,621
Net interest income after provision for credit losses	182,644	170,299	167,979	182,091	175,369	520,922	470,440

Non-interest income:
Commercial lease income	15,955	15,392	15,418	14,186	11,536	46,765	33,260
Loan fees	6,249	8,673	10,506	7,420	11,443	25,428	27,784
Bank-owned life insurance	2,254	2,213	3,084	2,189	2,165	7,551	9,074
Mortgage finance transactional fees	1,308	1,332	1,306	1,339	1,298	3,946	3,406
Net gain (loss) on sale of loans and leases	964	1,061	1,044	(62)	—	3,069	2
Net gain (loss) on sale of investment securities	(292)	154	355	(27)	186	217	(1,611)
Impairment loss on debt securities	—	—	—	—	—	—	(51,319)
Other	4,928	5,218	2,603	7,471	3,563	12,749	14,711
Total non-interest income	31,366	34,043	34,316	32,516	30,191	99,725	35,307

Non-interest expense:
Salaries and employee benefits	56,269	56,037	51,294	51,744	48,723	163,600	137,245
Technology, communication and bank operations	15,107	12,891	11,643	11,388	10,415	39,641	32,109
Commercial lease depreciation	13,166	12,761	12,692	11,668	9,463	38,619	26,669
Professional services	7,766	10,024	11,695	12,390	12,281	29,485	37,988
Loan servicing	3,915	3,710	3,859	4,050	4,167	11,484	12,850
Occupancy	3,657	3,495	3,956	4,291	4,370	11,108	11,333
FDIC assessments, non-income taxes and regulatory fees	4,727	4,585	8,215	9,023	8,505	17,527	32,161
Advertising and promotion	476	481	554	812	636	1,511	1,625
Other	8,313	10,907	8,080	11,943	6,657	27,300	22,634
Total non-interest expense	113,396	114,891	111,988	117,309	105,217	340,275	314,614
Income before income tax expense	100,614	89,451	90,307	97,298	100,343	280,372	191,133
Income tax expense	22,231	17,891	20,654	22,806	24,598	60,776	41,537
Net income	78,383	71,560	69,653	74,492	75,745	219,596	149,596
Preferred stock dividends	—	—	—	1,605	2,019	—	8,593
Loss on redemption of preferred stock	—	—	—	2,799	—	—	1,908
Net income available to common shareholders	$78,383	$71,560	$69,653	$70,088	$73,726	$219,596	$139,095

Basic earnings per common share	$2.33	$2.12	$2.04	$2.05	$2.28	$6.49	$4.37
Diluted earnings per common share	2.25	2.05	1.97	1.98	2.20	6.28	4.24

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
ASSETS
Cash and due from banks	$95,500	$85,546	$89,153	$62,051	$57,951
Interest earning deposits	3,529,465	4,093,306	4,709,051	4,349,412	4,127,688
Cash and cash equivalents	3,624,965	4,178,852	4,798,204	4,411,463	4,185,639
Investment securities, at fair value	3,571,796	2,626,717	1,993,152	1,937,646	2,010,820
Investment securities held to maturity	601,300	631,594	663,545	729,134	801,324
Loans held for sale	109,509	58,611	20,282	26,102	30,897
Loans and leases receivable	16,922,448	16,217,068	15,519,493	15,041,340	14,673,636
Loans receivable, mortgage finance, at fair value	1,400,573	1,654,795	1,758,685	1,612,997	1,486,978
Loans receivable, installment, at fair value	78,807	84,826	93,086	102,077	111,636
Allowance for credit losses on loans and leases	(172,125)	(164,106)	(160,962)	(155,656)	(151,809)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	18,229,703	17,792,583	17,210,302	16,600,758	16,120,441
FHLB, Federal Reserve Bank, and other restricted stock	146,161	144,971	117,880	110,411	103,290
Accrued interest receivable	113,421	103,125	105,002	103,626	106,379
Bank premises and equipment, net	19,191	19,773	15,749	16,745	15,340
Bank-owned life insurance	312,480	310,312	306,927	305,503	303,212
Other real estate owned	12,568	12,568	12,506	12,432	12,432
Goodwill and other intangibles	3,629	3,629	3,629	3,629	3,629
Other assets	666,925	638,054	633,589	638,419	566,760
Total assets	$27,411,648	$26,520,789	$25,880,767	$24,895,868	$24,260,163

LIABILITIES AND SHAREHOLDERS’ EQUITY
Demand, non-interest bearing deposits	$7,209,138	$6,913,804	$6,739,713	$6,303,748	$6,380,879
Interest bearing deposits	15,354,695	14,819,093	14,852,932	14,474,956	14,024,144
Total deposits	22,563,833	21,732,897	21,592,645	20,778,704	20,405,023
Federal funds purchased	—	—	70,000	—	—
FHLB advances	2,137,182	2,059,163	1,561,655	1,325,068	1,195,437
Other borrowings	99,313	99,278	99,243	99,208	99,173
Subordinated debt	171,867	171,741	171,614	281,147	182,718
Accrued interest payable and other liabilities	246,753	252,018	241,310	296,224	251,753
Total liabilities	25,218,948	24,315,097	23,736,467	22,780,351	22,134,104

Preferred stock	—	—	—	—	82,201
Common stock	36,544	36,485	36,312	36,189	36,161
Additional paid in capital	675,689	669,114	669,112	666,756	662,252
Retained earnings	1,754,790	1,676,407	1,604,847	1,535,194	1,465,106
Accumulated other comprehensive income (loss), net	(118,011)	(58,346)	(54,657)	(54,050)	(51,089)
Treasury stock, at cost	(156,312)	(117,968)	(111,314)	(68,572)	(68,572)
Total shareholders’ equity	2,192,700	2,205,692	2,144,300	2,115,517	2,126,059
Total liabilities and shareholders’ equity	$27,411,648	$26,520,789	$25,880,767	$24,895,868	$24,260,163

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)
Assets
Interest earning deposits	$3,899,455	$36,548	3.67%	$4,064,683	$37,628	3.66%	$4,409,220	$49,639	4.47%
Investment securities (1)	3,925,752	45,663	4.65%	2,982,966	34,727	4.66%	2,931,351	36,091	4.88%
Loans and leases:
Commercial and industrial loans and leases: (2)
Corporate banking loans and leases	7,851,715	132,916	6.72%	7,513,518	127,198	6.79%	6,664,038	123,660	7.36%
Geographic and other commercial and industrial loans	2,202,293	35,560	6.41%	2,240,142	34,626	6.20%	2,145,416	48,467	8.96%
Mortgage finance loans	1,509,016	18,310	4.81%	1,590,328	17,078	4.31%	1,478,871	18,454	4.95%
Multifamily loans	2,668,582	32,060	4.77%	2,492,956	29,118	4.68%	2,306,373	25,931	4.46%
Non-owner occupied commercial real estate loans	2,103,198	32,440	6.12%	2,003,968	29,842	5.97%	1,635,937	24,148	5.86%
Residential mortgages	540,836	6,504	4.80%	527,816	6,265	4.75%	551,436	6,647	4.78%
Installment loans	1,032,560	27,971	10.75%	947,935	25,781	10.91%	938,890	26,413	11.16%
Total loans and leases (3)	17,908,200	285,761	6.33%	17,316,663	269,908	6.25%	15,720,961	273,720	6.91%
Other interest-earning assets	185,860	2,785	5.95%	174,621	2,394	5.50%	140,011	2,029	5.75%
Total interest-earning assets	25,919,267	370,757	5.67%	24,538,933	344,657	5.62%	23,201,543	361,479	6.19%
Non-interest-earning assets	840,905			828,466			729,180
Total assets	$26,760,172			$25,367,399			$23,930,723
Liabilities
Interest checking accounts	$5,296,900	$43,330	3.25%	$5,075,436	$41,077	3.25%	$4,983,168	$48,105	3.83%
Money market deposit accounts	5,122,505	44,997	3.49%	4,593,765	39,880	3.48%	4,360,446	42,980	3.91%
Other savings accounts	1,501,599	12,755	3.37%	1,655,029	13,943	3.38%	1,485,652	14,724	3.93%
Certificates of deposit	3,684,179	38,357	4.13%	3,438,721	35,396	4.13%	3,108,831	36,174	4.62%
Total interest-bearing deposits (4)	15,605,183	139,439	3.55%	14,762,951	130,296	3.54%	13,938,097	141,983	4.04%
Federal funds purchased	1,576	16	4.00%	10,659	99	3.75%	—	—	—%
Borrowings	2,140,676	23,224	4.31%	1,989,478	20,896	4.21%	1,429,981	17,584	4.88%
Total interest-bearing liabilities	17,747,435	162,679	3.64%	16,763,088	151,291	3.62%	15,368,078	159,567	4.12%
Non-interest-bearing deposits (4)	6,529,941			6,183,251			6,362,360
Total deposits and borrowings	24,277,376		2.66%	22,946,339		2.64%	21,730,438		2.91%
Other non-interest-bearing liabilities	254,503			249,563			239,969
Total liabilities	24,531,879			23,195,902			21,970,407
Shareholders’ equity	2,228,293			2,171,497			1,960,316
Total liabilities and shareholders’ equity	$26,760,172			$25,367,399			$23,930,723
Net interest income		208,078			193,366			201,912
Tax-equivalent adjustment		672			790			360
Net interest earnings		$208,750			$194,156			$202,272
Interest spread			3.02%			2.98%			3.27%
Net interest margin			3.18%			3.15%			3.46%
Net interest margin tax equivalent (5)			3.19%			3.17%			3.46%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 2.50%, 2.50% and 2.77% for the three months ended September 30, 2026, June 30, 2026 and September 30, 2025, respectively.

(5) Tax-equivalent basis, using an estimated marginal tax rate of 21% for the three months ended September 30, 2026 and June 30, 2026 and 26% for the three months ended September 30, 2025, presented to approximate interest income as a taxable asset.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED (CONTINUED)
(Dollars in thousands)
	Nine Months Ended
	September 30, 2026			September 30, 2025
	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)
Assets
Interest earning deposits	$4,150,858	$116,006	3.69%	$3,946,022	$132,525	4.49%
Investment securities (1)	3,219,193	112,531	4.66%	2,973,600	107,811	4.85%
Loans and leases:
Commercial and industrial loans and leases: (2)
Corporate banking loans and leases	7,493,019	380,493	6.79%	6,286,158	352,792	7.50%
Geographic and other commercial and industrial loans	2,217,325	106,870	6.44%	2,082,261	116,935	7.51%
Mortgage finance loans	1,537,735	51,638	4.49%	1,411,814	51,555	4.88%
Multifamily loans	2,552,765	89,427	4.68%	2,299,335	74,876	4.35%
Non-owner occupied commercial real estate loans	2,005,840	89,993	6.00%	1,589,446	68,715	5.78%
Residential mortgages	531,043	19,009	4.77%	539,762	19,219	4.76%
Installment loans	964,415	78,208	10.84%	919,021	74,072	10.78%
Total loans and leases (3)	17,302,142	815,638	6.30%	15,127,797	758,164	6.70%
Other interest-earning assets	172,564	7,551	5.85%	133,921	5,889	5.88%
Total interest-earning assets	24,844,757	1,051,726	5.65%	22,181,340	1,004,389	6.05%
Non-interest-earning assets	844,846			694,136
Total assets	$25,689,603			$22,875,476
Liabilities
Interest checking accounts	$5,123,095	$124,430	3.25%	$5,090,947	$145,253	3.81%
Money market deposit accounts	4,696,501	121,517	3.46%	4,128,528	121,144	3.92%
Other savings accounts	1,578,500	40,278	3.41%	1,322,135	38,182	3.86%
Certificates of deposit	3,527,369	109,636	4.16%	2,905,047	102,757	4.73%
Total interest-bearing deposits (4)	14,925,465	395,861	3.55%	13,446,657	407,336	4.05%
Federal funds purchased	4,535	128	3.78%	—	—	—%
Borrowings	1,949,119	62,942	4.31%	1,398,401	50,992	4.88%
Total interest-bearing liabilities	16,879,119	458,931	3.63%	14,845,058	458,328	4.13%
Non-interest-bearing deposits (4)	6,369,545			5,891,249
Total deposits and borrowings	23,248,664		2.64%	20,736,307		2.95%
Other non-interest-bearing liabilities	258,502			235,938
Total liabilities	23,507,166			20,972,245
Shareholders’ equity	2,182,437			1,903,231
Total liabilities and shareholders’ equity	$25,689,603			$22,875,476
Net interest income		592,795			546,061
Tax-equivalent adjustment		1,719			1,089
Net interest earnings		$594,514			$547,150
Interest spread			3.01%			3.10%
Net interest margin			3.18%			3.29%
Net interest margin tax equivalent (5)			3.19%			3.30%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 2.49% and 2.82% for the nine months ended September 30, 2026 and 2025, respectively.
(5) Tax-equivalent basis, using an estimated marginal tax rate of 21% for the nine months ended September 30, 2026 and 26% for the nine months ended September 30, 2025, presented to approximate interest income as a taxable asset.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Loans and leases held for investment
Commercial:
Commercial and industrial:
Corporate banking	$7,786,058	$7,095,862	$6,815,740	$6,529,609	$6,575,844
Geographic and other	1,560,267	1,658,693	1,586,215	1,594,182	1,563,949
Mortgage finance	1,470,758	1,730,041	1,831,408	1,700,380	1,577,038
Multifamily	2,668,192	2,623,964	2,510,697	2,490,336	2,356,590
Commercial real estate owner occupied	1,221,205	1,270,575	1,279,501	1,135,119	1,058,741
Commercial real estate non-owner occupied	2,066,642	1,888,040	1,742,989	1,738,821	1,582,332
Construction	158,914	216,832	204,999	162,966	123,290
Total commercial loans and leases	16,932,036	16,484,007	15,971,549	15,351,413	14,837,784
Consumer:
Residential	512,410	508,187	495,458	497,567	514,544
Manufactured housing	23,451	24,763	26,065	27,452	28,749
Installment:
Personal	645,794	647,149	599,302	581,340	570,768
Other	288,137	292,583	278,890	298,642	320,405
Total installment loans	933,931	939,732	878,192	879,982	891,173
Total consumer loans	1,469,792	1,472,682	1,399,715	1,405,001	1,434,466
Total loans and leases held for investment	$18,401,828	$17,956,689	$17,371,264	$16,756,414	$16,272,250

Loans held for sale
Commercial:
Commercial real estate non-owner occupied	$—	$—	$—	$—	$4,700
Total commercial loans and leases	—	—	—	—	4,700
Consumer:
Residential	3,169	2,528	1,767	1,851	2,229
Installment:
Personal	104,626	53,101	17,056	23,357	23,728
Other	1,714	2,982	1,459	894	240
Total installment loans	106,340	56,083	18,515	24,251	23,968
Total consumer loans	109,509	58,611	20,282	26,102	26,197
Total loans held for sale	$109,509	$58,611	$20,282	$26,102	$30,897

Total loans and leases portfolio	$18,511,337	$18,015,300	$17,391,546	$16,782,516	$16,303,147

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025

Demand, non-interest bearing	$7,209,138	$6,913,804	$6,739,713	$6,303,748	$6,380,879
Demand, interest bearing	5,104,467	5,107,649	5,085,040	5,049,151	5,050,437
Total demand deposits	12,313,605	12,021,453	11,824,753	11,352,899	11,431,316
Savings	1,446,920	1,555,932	1,742,652	1,731,010	1,554,533
Money market	5,147,263	4,592,851	4,604,981	4,398,827	4,339,371
Time deposits	3,656,045	3,562,661	3,420,259	3,295,968	3,079,803
Total deposits	$22,563,833	$21,732,897	$21,592,645	$20,778,704	$20,405,023

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)
	As of September 30, 2026			As of June 30, 2026			As of September 30, 2025
Loan type	Total loans	Allowance for credit losses	Total reserves to total loans	Total loans	Allowance for credit losses	Total reserves to total loans	Total loans	Allowance for credit losses	Total reserves to total loans
Commercial:
Commercial and industrial	$9,416,510	$39,790	0.42%	$8,829,801	$40,158	0.45%	$8,229,853	$34,395	0.42%
Multifamily	2,668,192	48,328	1.81%	2,623,964	29,324	1.12%	2,356,590	19,973	0.85%
Commercial real estate owner occupied	1,221,205	4,451	0.36%	1,270,575	10,226	0.80%	1,058,741	10,991	1.04%
Commercial real estate non-owner occupied	2,066,642	10,157	0.49%	1,888,040	13,503	0.72%	1,582,332	19,784	1.25%
Construction	158,914	1,633	1.03%	216,832	2,803	1.29%	123,290	1,978	1.60%
Total commercial loans and leases receivable	15,531,463	104,359	0.67%	14,829,212	96,014	0.65%	13,350,806	87,121	0.65%

Consumer:
Residential	512,410	6,749	1.32%	508,187	6,251	1.23%	514,544	6,345	1.23%
Manufactured housing	23,451	2,493	10.63%	24,763	3,244	13.10%	28,749	3,508	12.20%
Installment	855,124	58,524	6.84%	854,906	58,597	6.85%	779,537	54,835	7.03%
Total consumer loans receivable	1,390,985	67,766	4.87%	1,387,856	68,092	4.91%	1,322,830	64,688	4.89%

Loans and leases receivable held for investment	16,922,448	172,125	1.02%	16,217,068	164,106	1.01%	14,673,636	151,809	1.03%

Loans receivable, mortgage finance, at fair value	1,400,573	—	—%	1,654,795	—	—%	1,486,978	—	—%
Loans receivable, installment, at fair value	78,807	—	—%	84,826	—	—%	111,636	—	—%
Loans held for sale	109,509	—	—%	58,611	—	—%	30,897	—	—%

Total loans and leases portfolio	$18,511,337	$172,125	0.93%	$18,015,300	$164,106	0.91%	$16,303,147	$151,809	0.93%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED (CONTINUED)
(Dollars in thousands)
	As of September 30, 2026			As of June 30, 2026			As of September 30, 2025
Loan type	Non accrual /NPLs	Total NPLs to total loans	Total reserves to total NPLs	Non accrual /NPLs	Total NPLs to total loans	Total reserves to total NPLs	Non accrual /NPLs	Total NPLs to total loans	Total reserves to total NPLs
Commercial:
Commercial and industrial	$25,507	0.27%	156.00%	$22,828	0.26%	175.92%	$4,430	0.05%	776.41%
Multifamily	9,360	0.35%	516.32%	14,205	0.54%	206.43%	—	—%	—%
Commercial real estate owner occupied	5,550	0.45%	80.20%	5,692	0.45%	179.66%	3,932	0.37%	279.53%
Commercial real estate non-owner occupied	135	0.01%	7523.70%	135	0.01%	10002.22%	—	—%	—%
Construction	—	—%	—%	—	—%	—%	—	—%	—%
Total commercial loans and leases receivable	40,552	0.26%	257.35%	42,860	0.29%	224.02%	8,362	0.06%	1041.87%

Consumer:
Residential	6,178	1.21%	109.24%	6,740	1.33%	92.74%	7,631	1.48%	83.15%
Manufactured housing	1,015	4.33%	245.62%	1,047	4.23%	309.84%	1,315	4.57%	266.77%
Installment	4,218	0.49%	1387.48%	4,075	0.48%	1437.96%	4,225	0.54%	1297.87%
Total consumer loans receivable	11,411	0.82%	593.87%	11,862	0.85%	574.03%	13,171	1.00%	491.14%

Loans and leases receivable	51,963	0.31%	331.25%	54,722	0.34%	299.89%	21,533	0.15%	705.01%

Loans receivable, mortgage finance, at fair value	—	—%	—%	—	—%	—%	—	—%	—%
Loans receivable, installment, at fair value	1,326	1.68%	—%	1,231	1.45%	—%	1,872	1.68%	—%
Loans held for sale	150	0.14%	—%	69	0.12%	—%	5,016	16.23%	—%

Total loans and leases portfolio	$53,439	0.29%	322.10%	$56,022	0.31%	292.93%	$28,421	0.17%	534.14%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q3	Q2	Q1	Q4	Q3	Nine Months Ended September 30,
	2026	2026	2026	2025	2025	2026	2025
Loan type
Commercial and industrial	$5,584	$2,648	$2,576	$1,620	$2,180	$10,808	$9,282
Multifamily	(251)	4,880	2,630	4,612	—	7,259	3,834
Commercial real estate owner occupied	(175)	(332)	(5)	(40)	335	(512)	762
Commercial real estate non-owner occupied	—	—	—	(225)	3,073	—	3,073
Construction	—	—	—	—	—	—	(6)
Residential	—	20	—	16	25	20	21
Installment	7,508	7,363	8,054	7,766	9,758	22,925	28,664
Total net charge-offs (recoveries) from loans held for investment	$12,666	$14,579	$13,255	$13,749	$15,371	$40,500	$45,630

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
LOANS AND LEASES RISK RATINGS - UNAUDITED
(Dollars in thousands)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2026	2026	2026	2025	2025
Loans and leases (1) risk ratings:
Commercial loans and leases
Pass	$15,124,187	$14,434,943	$13,803,943	$13,316,507	$12,927,467
Special Mention	134,422	132,704	159,714	216,462	187,794
Substandard	268,813	257,517	245,028	200,779	230,079
Total commercial loans and leases	15,527,422	14,825,164	14,208,685	13,733,748	13,345,340
Consumer loans
Performing	1,379,482	1,375,438	1,294,311	1,287,408	1,308,987
Non-performing	11,503	12,418	12,318	15,516	13,843
Total consumer loans	1,390,985	1,387,856	1,306,629	1,302,924	1,322,830
Loans and leases receivable (1)	$16,918,407	$16,213,020	$15,515,314	$15,036,672	$14,668,170

(1)    Risk ratings are assigned to loans and leases held for investment, and excludes loans held for sale, loans receivable, mortgage finance, at fair value, loans receivable, installment, at fair value and eligible PPP loans that are fully guaranteed by the Small Business Administration.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
We believe that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. The non-GAAP measures presented are not necessarily comparable to non-GAAP measures that may be presented by other financial institutions. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP. Starting in Q3 2025, certain adjustments to GAAP measures were no longer included as our intention going forward is to limit these adjustments to those items of greatest significance.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp											Nine Months Ended September 30,
	Q3 2026		Q2 2026		Q1 2026		Q4 2025		Q3 2025		2026		2025
(Dollars in thousands, except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$78,383	$2.25	$71,560	$2.05	$69,653	$1.97	$70,088	$1.98	$73,726	$2.20	$219,596	$6.28	$139,095	$4.24
Reconciling items (after tax):
Impairment loss on debt securities	—	—	—	—	—	—	—	—	—	—	—	—	39,875	1.22
(Gains) losses on investment securities	620	0.02	(103)	0.00	(208)	(0.01)	(36)	0.00	(253)	(0.01)	309	0.01	1,011	0.03
Derivative credit valuation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	210	0.01
Loss on redemption of preferred stock	—	—	—	—	—	—	2,799	0.08	—	—	—	—	1,908	0.06
Unrealized (gain) loss on loans held for sale	—	—	—	—	—	—	—	—	—	—	—	—	295	0.01
Loan program termination fees	—	—	—	—	—	—	—	—	—	—	—	—	(772)	(0.02)
Core earnings	$79,003	$2.27	$71,457	$2.05	$69,445	$1.97	$72,851	$2.06	$73,473	$2.20	$219,905	$6.28	$181,622	$5.54

Core Return on Average Assets - Customers Bancorp						Nine Months Ended September 30,
(Dollars in thousands, except per share data)	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025	2026	2025
GAAP net income	$78,383	$71,560	$69,653	$74,492	$75,745	$219,596	$149,596
Impairment loss on debt securities	—	—	—	—	—	—	39,875
(Gains) losses on investment securities	620	(103)	(208)	(36)	(253)	309	1,011
Derivative credit valuation adjustment	—	—	—	—	—	—	210
Unrealized (gain) loss on loans held for sale	—	—	—	—	—	—	295
Loan program termination fees	—	—	—	—	—	—	(772)
Core earnings	$79,003	$71,457	$69,445	$74,456	$75,492	$219,905	$190,215

Average total assets	$26,760,172	$25,367,399	$24,920,977	$24,721,373	$23,930,723	$25,689,603	$22,875,476

Core return on average assets	1.17%	1.13%	1.13%	1.19%	1.25%	1.14%	1.11%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Common Equity - Customers Bancorp						Nine Months Ended September 30,
(Dollars in thousands, except per share data)	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025	2026	2025
GAAP net income to common shareholders	$78,383	$71,560	$69,653	$70,088	$73,726	$219,596	$139,095
Reconciling items (after tax):
Impairment loss on debt securities	—	—	—	—	—	—	39,875
(Gains) losses on investment securities	620	(103)	(208)	(36)	(253)	309	1,011
Derivative credit valuation adjustment	—	—	—	—	—	—	210
Loss on redemption of preferred stock	—	—	—	2,799	—	—	1,908
Unrealized (gain) loss on loans held for sale	—	—	—	—	—	—	295
Loan program termination fees	—	—	—	—	—	—	(772)
Core earnings	$79,003	$71,457	$69,445	$72,851	$73,473	$219,905	$181,622

Average total common shareholders’ equity	$2,228,293	$2,171,497	$2,146,518	$2,093,510	$1,878,115	$2,182,437	$1,787,227

Core return on average common equity	14.1%	13.2%	13.1%	13.8%	15.5%	13.5%	13.6%

Core Efficiency Ratio - Customers Bancorp						Nine Months Ended September 30,
(Dollars in thousands, except per share data)	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025	2026	2025
GAAP net interest income	$208,078	$193,366	$191,351	$204,428	$201,912	$592,795	$546,061

GAAP non-interest income (loss)	$31,366	$34,043	$34,316	$32,516	$30,191	$99,725	$35,307
(Gains) losses on investment securities	796	(130)	(269)	(47)	(334)	397	1,303
Derivative credit valuation adjustment	—	—	—	—	—	—	270
Unrealized (gain) loss on loans held for sale	—	—	—	—	—	—	378
Impairment loss on debt securities	—	—	—	—	—	—	51,319
Loan program termination fees	—	—	—	—	—	—	(1,000)
Core non-interest income	32,162	33,913	34,047	32,469	29,857	100,122	87,577
Core revenue	$240,240	$227,279	$225,398	$236,897	$231,769	$692,917	$633,638

GAAP non-interest expense	$113,396	$114,891	$111,988	$117,309	$105,217	$340,275	$314,614
Core non-interest expense	$113,396	$114,891	$111,988	$117,309	$105,217	$340,275	$314,614

Core efficiency ratio (1)	47.2%	50.6%	49.7%	49.5%	45.4%	49.1%	49.7%
(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Tangible Common Equity to Tangible Assets - Customers Bancorp

(Dollars in thousands, except per share data)	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
GAAP total shareholders’ equity	$2,192,700	$2,205,692	$2,144,300	$2,115,517	$2,126,059
Reconciling items:
Preferred stock	—	—	—	—	(82,201)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$2,189,071	$2,202,063	$2,140,671	$2,111,888	$2,040,229

GAAP total assets	$27,411,648	$26,520,789	$25,880,767	$24,895,868	$24,260,163
Reconciling items:
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible assets	$27,408,019	$26,517,160	$25,877,138	$24,892,239	$24,256,534

Tangible common equity to tangible assets	8.0%	8.3%	8.3%	8.5%	8.4%

Tangible Book Value per Common Share - Customers Bancorp

(Dollars in thousands, except share and per share data)	Q3 2026	Q2 2026	Q1 2026	Q4 2025	Q3 2025
GAAP total shareholders’ equity	$2,192,700	$2,205,692	$2,144,300	$2,115,517	$2,126,059
Reconciling Items:
Preferred stock	—	—	—	—	(82,201)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$2,189,071	$2,202,063	$2,140,671	$2,111,888	$2,040,229

Common shares outstanding	33,340,010	33,772,598	33,692,632	34,191,223	34,163,506

Tangible book value per common share	$65.66	$65.20	$63.54	$61.77	$59.72